Exhibit 19

Cracker Barrel Old Country Store, Inc.
Statement of Policy Regarding Insider Trading

(applicable to all directors, Officers and Employees of the Company)

As a publicly traded company, Cracker Barrel Old Country Store, Inc. (together with its affiliates and subsidiaries, unless context otherwise requires, the “Company”) has adopted this policy to set forth guidelines for purchases and sales of Company securities by directors, officers and employees who may have material nonpublic information about the Company and about other companies with which the Company works closely.

The purchase or sale of securities while in possession of material nonpublic information (“insider trading”) or the selective disclosure of such information to others who may trade or advise others to trade (“tipping”) is prohibited by U.S. federal and state laws. Insider trading or tipping also endangers the Company’s reputation for integrity and ethical conduct—a reputation that the Company and its employees and directors have all worked hard over decades to establish and cannot afford to have damaged.

This policy is designed to promote compliance with U.S. federal securities laws and to protect the Company, as well as our directors, officers and employees, from very serious liabilities, penalties and reputational damage that can result from violations of these laws. Potential penalties for insider trading violations include civil penalties of up to three times the profit gained or loss avoided, criminal fines of up to $5 million, and imprisonment for up to 20 years. In addition, if the Company or any person with supervisory authority fails to take appropriate steps to prevent an employee from engaging in insider trading, the Company or such person faces potential civil penalties of up to the greater of (x) $1 million or (y) three times the profits realized or losses avoided, and potential criminal fines of up to $25 million.

You should read this policy carefully to make sure you fully understand its requirements.  Violation of this policy by any person may, in the case of a director, subject the director to dismissal proceedings and, in the case of an officer or employee, subject the officer or employee to disciplinary actions by the Company, including termination for cause. Additionally, any penalty—even an investigation that does not result in prosecution—can tarnish one’s reputation and irreparably damage a career.

Policy
General Statement

It is the policy of the Company that no director, officer or other employee who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or or through entities controlled by such persons (a) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 and the requirements of this policy with respect to such plans), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. In addition, it is the policy of the Company that no director, officer or other employee of the Company who, in the course of working for the Company learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

“Trading” Defined

“Trading” includes purchases and sales of shares of the Company’s common stock, options, puts, calls and other similar securities. This policy includes trades made pursuant to any investment direction under employee benefit plans as well as trades in the open market. For example, sales of stock acquired through the Cracker Barrel Old Country Store, Inc. 2020 Omnibus Stock and Incentive Plan (or other stock plan) or transactions in self-directed portions of the Company’s 401(k) plan are covered by this policy. This policy also applies to the exercise of options with an immediate sale of some or all of the shares through a broker. In addition, transactions involving securities held by or in the name of entities such as trusts, corporations and partnerships in which you have an interest, also may be restricted. If you have any questions about whether a transaction you are considering may be covered by this policy, you should seek advice from the Company’s General Counsel, who has been designated as the compliance officer to monitor compliance with this policy.

Rule 10b5-1 Trading Plans

Rule 10b5-1 presents an opportunity for you to establish arrangements to sell (or purchase) shares of the Company’s common stock without being restricted by trading windows and black-out periods, even when there is undisclosed material information. Rule 10b5-1 will protect directors, officers and employees from insider trading liability for transactions under a previously established contract, plan or instruction to trade in the Company’s common stock (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 and all applicable state laws and will be exempt from the trading restrictions set forth in this policy. All Trading Plans adopted by directors, officers and employees of the Company must be pre-cleared by the Company’s General Counsel or his/her designee, and must comply with the Company’s Individual Rule 10b5-1 Trading Plan Guidelines, which is attached to this policy as Annex A.

Trading Plans do not exempt individuals from complying with Section 16 short-swing profit rules or liability. Furthermore, Trading Plans only provide an “affirmative defense” in the event there is an insider trading lawsuit. A Trading Plan will not prevent someone from bringing a lawsuit.

Tipping Liability

Officers, directors and employees must not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities on the basis of such information. This practice, known as “tipping”, also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, whether or not the employee derives any benefit from another’s actions. To avoid tipping (or even creating the appearance of tipping) officers, directors and employees should be careful to avoid discussing material nonpublic information in any place where they might be overheard (i.e., in coffee shops, elevators, or airplanes).

Application to Family Members of Company Employees

The same restrictions apply to family members and other persons living in an officer’s, director’s or employee’s household. Officers, directors and employees are expected to be responsible for the compliance of the members of their immediate family and personal household. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception to the policy. Even the appearance of an improper transaction should be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Anti-Hedging and Pledging Policy

The Company considers it inappropriate for any director, officer or employee to engage in transactions designed to hedge or offset any decrease in the market value of the Company’s equity securities, including, but not limited to, through the use of financial instruments such as exchange funds, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s equity securities, and such transactions are prohibited.

Additionally, directors, officers and employees are not permitted to pledge or otherwise permit Company securities to become subject to a lien without obtaining the pre-clearance of the Company’s General Counsel.

Definition of Material Nonpublic Information

Material Information

Information is material if there is a substantial likelihood that a reasonable investor could consider it important in deciding whether to buy, hold or sell a security. Therefore, any information that could reasonably be expected to affect the price of a security is material.

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Common examples of material information include projections of future earnings or losses (i.e., guidance), changes in guidance, financial performance, a pending or prospective merger, acquisition, sale transaction, or joint venture, a change in management or control of the Company, significant accounting developments or a change in the Company’s auditors, actual or threatened litigation, cybersecurity breaches, securities offerings and other financing transactions, dividend information, and financial liquidity developments.

Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. If an officer, director or employee learns something that leads them to want to buy or sell stock, that information will likely be considered material in any subsequent investigation or litigation.

Nonpublic Information

Nonpublic information is information that is not generally known or available to the public. Information is considered to be available to the public only when it has been released to the public through appropriate channels through which the Company communicates with investors (for example, by Company press releases or filings with the U.S. Securities and Exchange Commission) and enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, information is considered nonpublic until the second business day after public disclosure. Thus, you should refrain from trading or communicating such information until the second business day after the public announcement.

Any director, officer or employee who is unsure whether the information that they possess is material or nonpublic should consult the Company’s General Counsel for guidance before trading in any Company securities.

Confidentiality Procedures

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. All information that a director, officer or employee learns about the Company or its business plans is potentially “inside” information until publicly disclosed by the Company through official channels of communication. The director, officer or employee should treat all such information as confidential and proprietary to the Company. The director, officer or employee may not disclose it to others, including family members, other relatives or business or social acquaintances, who do not need to know it for legitimate business reasons. Directors, officers and employees who are in possession of material nonpublic information about the Company should therefore take steps to ensure that the confidentiality of such information is protected. Such steps may include adopting code names, using passwords for information stored in digital format, shredding physical copies of confidential documents, locking files and desk drawers containing sensitive information, labeling documents “confidential,” limiting the copying of sensitive documents and maintaining a record of other employees who request access to confidential documents or files.

Personal Responsibility; Assistance

Each director, officer and employee should remember that the ultimate responsibility for adhering to this policy and avoiding insider trading or tipping rests with such person. In this regard, it is important that each director, officer and employee use their best judgment. As noted above, violation of this policy may result in disciplinary action, up to and including dismissal proceedings, in the case of directors, and termination for cause, in the case of employees.

You should consult your legal and financial advisors as needed. Any action or direction on the part of the Company, the Company’s General Counsel or his/her designee or any other employee or any director pursuant to this policy (or otherwise) does not constitute legal advice or insulate a person from liability under applicable securities laws.

Compliance with this policy by all directors, officers and employees is of the utmost importance both for such person and for the Company. Any person who has any questions about the application of this policy to any particular situation should seek guidance from the Company’s General Counsel.

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ANNEX A

Individual Rule 10b5-1 Trading Plan Guidelines

The U.S. Securities and Exchange Commission enacted Rule 10b5-1 (the “Rule”) to provide directors, officers and employees, who are often in possession of material, nonpublic information (“Insiders”), with greater flexibility to engage in transactions in their company’s stock. If Insiders follow the requirements of the Rule, Insiders will have an affirmative defense from insider trading liability for trades made under an effective written plan for trading securities (commonly referred to as a Rule 10b5-1 Plan). In each case, Insiders must act in good faith with respect to the Plan and not as part of a scheme to evade the prohibitions against unlawful insider trading.

As set forth in the Cracker Barrel Old Country Store, Inc. Statement of Policy Regarding Insider Trading (the “Policy”), the Company permits its Insiders to purchase or sell shares of Company common stock pursuant to a Rule 10b5-1 plan (a “Plan”) under certain circumstances. The Company has set forth the following guidelines (the “Guidelines”) to provide Insiders with clarity as to what parameters must be followed in order to adopt a Plan that is compliant with the Company’s Policy. These Guidelines are in addition to, and not in lieu of, the requirements and conditions of the Rule. Any questions regarding the Guidelines should be directed to the Company’s General Counsel.

1.          Pre-Clearance. All Plans must be submitted in writing and pre-cleared by the Company’s General Counsel at least five (5) trading days prior to the entry into the Plan. The Company reserves the right to withhold pre-clearance of any Plan that the Company determines is not consistent with the rules regarding such Plans. Notwithstanding any pre-clearance of a Plan, the Company assumes no liability for the consequences of any transaction made pursuant to such Plan.

2.          Plan Adoption. All Plans must be entered into during an open trading window and when the Insider is not in possession of any material, nonpublic information.

3.          Plan Format. All Plans must be in writing and must not allow the Insider to exercise any subsequent influence over how, when or whether to effect trades in Company securities under the Plan. Additionally, Plans must (a) expressly state the amount, price and dates on which transactions may be executed, (b) provide a written formula for determining amounts, prices and dates or (c) delegate discretion on those matters to an independent third party.

4.          Cooling-Off Period.

A.         If the Insider is a Company director or executive officer (as designated by the Board of Directors pursuant to Rule 16a-1 under the Securities Exchange Act of 1934, as amended (a “Section 16 Person”)), the Plan must not permit any trades to occur until the later of (a) 90 days following adoption or modification of the Plan or (b) two (2) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the Plan was adopted or modified (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the Plan).

B.          If the Insider is not a Section 16 Person, the Plan must not permit any trades to occur until the expiration of a cooling-off period of 30 days after the adoption or modification of such Plan.

5.          Multiple Plans. Pursuant to the Rule, a person may only rely on the affirmative defense for a single-trade plan once during any consecutive 12-month period. A single-trade plan is a 10b5-1 trading plan designed to effect the purchase or sale of the total amount of the securities subject to the plan as a single transaction. Further, only one Plan may be in effect at any time, unless one of three exemptions is met, which are:

A.          A person may enter into more than one Plan with different broker-dealers or other agents and treat the Plans as a single Plan so long as, when taken as a whole, the composite “plan” complies with all of the rule’s requirements;

B.          A person may adopt one later-commencing Plan so long as trading under the later-commencing Plan is not authorized to begin until after all trades under the earlier-commencing Plan are completed or expire without execution. If the earlier-commencing Plan is terminated earlier, the later-commencing Plan must have a cooling-off period that starts when the first Plan terminates; and

C.        A person may have an additional Plan set up solely to sell securities as necessary to satisfy tax-withholding obligations arising exclusively from the vesting of a compensatory award, otherwise known as a “sell-to-cover” transaction.

6.          Trades Outside of the Plan. Once a Plan is established, Insiders may transact in securities that are not subject to the currently existing Plan. Such transactions continue to be subject to the Company’s Policy, including, to the extent applicable, the pre-clearance provisions and procedures of the Company’s Special Trading Procedures Policy, as applicable. Under no circumstances will open market purchases or sales, with opposite-way open market sales or purchases be permitted within the same six month period.

Supplementing the reporting requirements of Section 16(a) is the “short-swing” trading provision contained in Section 16(b) of the 1934 Act. Section 16(b) provides that any profit realized by an executive officer or director from any purchase and sale, or sale and purchase, of any equity security of the Company within any period of less than six months shall be recovered by the Company (referred to as “disgorgement”). Unlike other provisions in the U.S. federal securities laws, disgorgement under Section 16(b) is required even if there is no intent by the insider to take unfair advantage of non-public information. In other words, transactions in the Company’s securities within six months of one another can lead to disgorgement, irrespective of the reasons for or purposes of the transaction. The recovery for short-swing profits belongs to the Company and cannot be waived. Additionally, the 1934 Act authorizes stockholders to bring these actions under certain circumstances, and claims and/or lawsuits to that effect are invariably brought by stockholders represented by plaintiff’s law firms promptly after any transactions requiring disgorgement.

It is irrelevant for Section 16(b) purposes whether the purchase or the sale comes first. Furthermore, courts will match the lowest purchase price with the highest sale price to maximize the disgorgement amount. Thus, although the executive officer or director may have realized an overall economic loss, they may be treated for Section 16(b) purposes as having realized a profit.

7.          Plan Duration. The minimum duration of a Plan is six months and the maximum duration is two years.

8.          Certification. When entering into a Plan, an Insider must certify that at the time of adoption of the Plan that the Insider: (1) is not aware of any material, non-public information; and (2) is adopting the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of the Rule.

9.          Modifications. Plan modifications are prohibited. As provided in the Rule, any modification or change to the amount, price, or timing of the purchase or sale of the securities underlying a Plan is a termination of such Plan and the adoption of a new Plan. In addition, a Plan modification, such as the substitution or removal of a broker that is executing trades pursuant to a Rule 10b5-1 arrangement on behalf of the person, that changes the price or date on which purchases or sales are to be executed, is a termination of such Plan and the adoption of a new Plan.

10.          Early Terminations. The early termination of a Plan could affect the availability of the Rule’s affirmative defense for prior Plan transactions if the termination calls into question whether the Plan was entered into in good faith and not as part of a plan to avoid the insider trading rules. Because of this risk, early terminations are strongly discouraged. In the event an Insider determines to terminate a Plan early, every effort should be taken to terminate the Plan during an open window. Early termination of a Plan during a quiet (or blackout) period requires extenuating circumstances and is subject to legal review. In the event an Insider early terminates their Plan, such Insider (i) will be subject to the cooling-off period for the subsequent Plan that starts when the first Plan is terminated, as noted above, and (ii) may be (A) prohibited from adopting future Plans, (B) prohibited from transacting in securities outside of a Plan, or (C) subject to other restrictions at the sole discretion of the Company’s General Counsel]

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11.          Brokers and Broker Reporting. Each Plan must require the broker counterparty to promptly report to the Company’s designated representative the details of every transaction executed under a Plan, but in any event, such detail shall be provided no later than one (1) trading day after the execution date.

12.          Public Disclosure of Plan Transactions. Transactions executed pursuant to a Plan will be indicated as such on the Insider’s Form 4, if applicable. In addition, beginning with the first periodic filing that covers the Company’s first full fiscal period that begins on or after April 1, 2023, the Company will be required to disclose in its periodic reports (i.e., 10-Qs and 10-Ks) the adoption, modification or termination of a Plan by any Section 16 Person during the last completed quarter, including a description of the material terms of such a Plan, other than terms with respect to price.  Any Section 16 Person is required to confirm the adoption, modification or termination of a Plan to the General Counsel not later than the next business day after such action so that it can be appropriately disclosed by the Company, even if pre-clearance of such action was previously obtained.

13.          Securities Laws. A Plan does not relieve Insiders from their obligations to comply with the requirements of applicable securities laws. You will need to coordinate with your broker and the Company to ensure that all of these requirements are satisfied and that all required notices and reports are timely and accurately filed.

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Cracker Barrel Old Country Store, Inc.
Special trading Procedures Policy

(Applicable Only To Directors, Section 16 Officers and Other Employees Designated by the Company)

Concurrently with the adoption of this Special Trading Procedures Policy (this “Trading Procedures Policy”), Cracker Barrel Old Country Store, Inc. (together with its affiliates and subsidiaries, unless context otherwise requires, the “Company”) has adopted a Statement of Policy Regarding Insider Trading, including the Company’s Individual Rule 10b5-1 Trading Plan Guidelines attached as Annex A thereto (collectively, the “Insider Trading Policy”), applicable to all Company directors, officers and employees, which also has been furnished to you. This Trading Procedures Policy places limitations, in addition to those included in the Insider Trading Policy, on transactions in Company securities for Covered Persons. “Covered Persons” includes directors, executive officers (as designated by the Board of Directors pursuant to Rule 16a-1 under the Securities Exchange Act of 1934, as amended), corporate officers (including all Vice Presidents of Cracker Barrel Old Country Store, Inc. and all Regional or District Vice Presidents of Cracker Barrel Old Country Store, Inc.)  and any employees who have regular access to material nonpublic information in the performance of their duties, a list of which (by title and/or by name) shall be maintained and periodically communicated to relevant individuals by the Company’s Legal Department.

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where a Covered Person engages in a trade while unaware of a pending major development), the procedures set forth below must be followed by all Covered Persons.

Window Periods and Preclearance

Covered Persons are prohibited from trading in the Company’s securities except during open “window” periods (periods during which the “window” is opened by the Company). A window period typically commences on the second business day after the earnings release for each quarter is filed and ends on the first day of the third fiscal month of each fiscal quarter, except in the Company’s second fiscal quarter in which the window period ends on or about December 15.

In unusual circumstances, the Company may close the window period before the dates described above. If you are subject to special closure of the window, you will be notified by the Company’s legal department. However, the existence of a window closure generally will not be announced other than to those who are aware of the event giving rise to the closure. Accordingly, if you are notified of a special closure, that information is itself confidential, and you should not disclose the existence of the closure to others.

Window periods do not apply to stock option exercises or other periodic or regular savings or deferred compensation plan purchases, unless the Company has suspended such option exercises or purchases (which would occur only under unusual circumstances). Moreover, window periods do not apply to transactions pursuant to a previously submitted written plan approved by the Company’s General Counsel, as consistent with Rule 10b5-1 and the Insider Trading Policy, or pursuant to the Company’s Employee Stock Purchase Plan.

Window periods do apply to market sales of stock received pursuant to the Cracker Barrel Old Country Store, Inc. 2020 Omnibus Stock and Incentive Plan (or other stock plan) and transfers into or out of the self-directed portions of the Company’s 401(k) plan. In addition, transactions involving Company securities held by or in the name of the spouse, children and other relatives of a Covered Person sharing their household, as well as other entities such as trusts, corporations and partnerships in which they have an interest, also are restricted.

It is Company policy that all transactions by the Company’s directors, executive officers and other corporate officers (a group more narrow than the Covered Persons) involving Company securities must be specifically precleared by the Company’s General Counsel.

If, upon requesting preclearance, a Covered Person is advised that Company securities may be traded, the Covered Person may buy or sell the securities within five business days after receiving permission, provided that the Covered Person does not acquire material nonpublic information during that time. If for any reason the trade is not executed within the five business days, preclearance must be obtained again before the securities may be traded. If, upon requesting preclearance or otherwise, a Covered Person is advised that the securities may not be traded, the Covered Person may not buy or sell any securities under any circumstances, or inform anyone within or outside the Company of the restriction. This trading restriction will remain in effect until the Covered Person subsequently receives preclearance to trade.

Section 16

Periodic Reporting

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and rules promulgated under that section, requires each director and executive officer (as designated by the Board of Directors pursuant to Rule 16a-1 under the 1934 Act (“Section 16 Insiders”) and beneficial owners of more than 10% any of the Company’s equity securities to file reports of securities transactions with the U.S. Securities and Exchange Commission ( “SEC”). Section 16 Insiders are required to make timely filings of their reports, as required by Section 16(a) of the 1934 Act, concerning their beneficial ownership and trading activities in the Company’s securities. As in the past, the Company will prepare and file the Forms; however, it remains the responsibility of Section 16 Insiders to timely notify the Company of any stock transactions and to review, approve and sign the Forms. The following forms are required to be filed within the timeframe noted below:

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Form 3 must be filed within 10 days when a person first a Section 16 Insider (i.e., such person becomes a director, officer or the beneficial owner of more than 10% of the Company’s equity securities);

•	Form 4 must be filed within 2 business days of any change in the Section 16 Insider’s beneficial ownership of the Company’s equity securities; and
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Form 5 must be filed within 45 days following the end of each fiscal year to report any transactions that were exempt from Form 4 reporting or with respect to which the Section 16 Insider failed to file a Form 4.

These forms, and complete information concerning the filing requirements, are available from the Company’s Legal Department.

For purposes of the foregoing Forms, a Section 16 Insider may be deemed to be the beneficial owner of securities held by a partnership, corporation, trust or other entity over which they have a controlling influence, and special rules exist for fiduciaries and beneficiaries of trusts and partners of partnerships. Given the complex analysis involved making an assessment of “beneficial ownership,” questions regarding Section 16(a) reporting and “beneficial ownership” should be directed to the Company’s Legal Department before the transaction so that an appropriate analysis can be made.

Short-Swing Profits

Supplementing the reporting requirements of Section 16(a) is the “short-swing” trading provision contained in Section 16(b) of the 1934 Act. Section 16(b) provides that any profit realized by an executive officer or director from any purchase and sale, or sale and purchase, of any equity security of the Company within any period of less than six months shall be recovered by the Company (referred to as “disgorgement”). Unlike other provisions in the U.S. federal securities laws, disgorgement under Section 16(b) is required even if there is no intent by the insider to take unfair advantage of non-public information. In other words, transactions in the Company’s securities within six months of one another can lead to disgorgement, irrespective of the reasons for or purposes of the transaction. The recovery for short-swing profits belongs to the Company and cannot be waived. Additionally, the 1934 Act authorizes stockholders to bring these actions under certain circumstances, and claims and/or lawsuits to that effect are invariably brought by stockholders represented by plaintiff’s law firms promptly after any transactions requiring disgorgement.

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It is irrelevant for Section 16(b) purposes whether the purchase or the sale comes first. Furthermore, courts will match the lowest purchase price with the highest sale price to maximize the disgorgement amount. Thus, although the executive officer or director may have realized an overall economic loss, they may be treated for Section 16(b) purposes as having realized a profit.

Other Securities Law Restrictions

Covered Persons also should be aware that their sales of Company securities also may be limited by and subject to Rule 144 promulgated by the SEC. The Company will assist directors and officers with Rule 144’s reporting requirements. Questions about Rule 144 should be addressed to the General Counsel prior to the consummation of a transaction.

Compliance With the Insider Trading Policy

The procedures set forth in this Trading Procedures Policy are in addition to, and not a substitute for, the policies set forth in the Insider Trading Policy. A Covered Person is responsible for complying with both the Insider Trading Policy and this Trading Procedures Policy. Thus, even if a Covered Person receives preclearance and no blackout period is in effect, a Covered Person, their spouse and any member of their immediate family sharing their household may not “tip” or trade in Company securities if they are in possession of material nonpublic information about the Company.

If there are any questions regarding this Trading Procedures Policy or the Insider Trading Policy, or the Company’s policy with respect to Rule 10b5-1 plans, please contact the Company’s General Counsel.

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